EXHIBIT  23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form SB-2 (File No. 333-111826) for Houston American Energy Corp. of our report dated February 21, 2003 related to the balance sheet of Houston American Energy Corp. for the year ended December 31, 2002 and the related Statements of Loss, Shareholder's Deficit and Cash Flows for the year ended December 31, 2002 and for the period from April 2, 2001 (date of inception) through December 31, 2002. We also consent to the reference to us under the headings "EXPERTS" in such Amendment No. 1 to form SB-2. Our report, dated
February 21, 2003 for Houston American Energy Corp., included an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

                                      /s/ Thomas Leger & Co., L.L.P.

                                      Thomas Leger & Co., L.L.P.

Houston, Texas
January 28, 2004





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